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Exhibit 10.1

SUMMARY OF ARRANGEMENT BETWEEN THE COMPANY
AND PHILIP B. KEENAN

        In February 2002, the Compensation Committee of the Board of Directors of Polycom, Inc. (the "Company") approved a loan of $1,000,000 to Philip B. Keenan, the Senior Vice President, Worldwide Sales and Marketing of the Company, in order to assist Mr. Keenan with purchasing a residence upon his relocation to the Company's executive offices in California. This loan was ratified by the Company's Board of Directors.

        As of the filing date of this Quarterly Report on Form 10-Q, the documents relating to this loan had not been finalized and the loan had not been made.

        The following are the principal terms of the Company's loan to Mr. Keenan. The Company would loan Mr. Keenan the aggregate principal amount of $1,000,000; the loan would be interest free and secured by a deed of trust encumbering the residence purchased by Mr. Keenan; Mr. Keenan would repay the amounts outstanding under the loan in seven years; and the entire unpaid principal amount of the loan would be due and payable at maturity, upon default, or one hundred and twenty (120) days following the termination of Mr. Keenan's employment with the Company for any reason. The Company would compensate Mr. Keenan for any imputed income on the loan.

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  Exhibit 10.1
SUMMARY OF ARRANGEMENT BETWEEN THE COMPANY AND PHILIP B. KEENAN